UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material under SS.240.14a-12

                             CYBEROPTICS CORPORATION
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies: N/A
2)   Aggregate number of securities to which transaction applies: N/A
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
4)   Proposed maximum aggregate value of transaction: N/A
5)   Total fee paid: N/A

     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid: N/A
          2)   Form, Schedule or Registration Statement No.: N/A
          3)   Filing Party: N/A
          4)   Date Filed: N/A

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  April 8, 2003



To the Shareholders of
CYBEROPTICS CORPORATION:

         The Annual Meeting of Shareholders of CyberOptics Corporation (the "Company") will be held on Friday, May 16, 2003, at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

                  1)       To elect seven directors;

                  2) To approve amendments to the CyberOptics Corporation 1992 Employee Stock Purchase Plan increasing the number of shares of common stock reserved for issuance thereunder by 100,000 shares and extending the term thereof to the completion of the purchase period which ends on the first business day occurring on or after July 31, 2012; and

                  3) To consider such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of Common Stock at the close of business on April 1, 2003, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at HTTP://WWW.EPROXY.COM/CYBE, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.


                                              By Order of the Board of Directors


                                              Thomas Martin
                                              SECRETARY

Minneapolis, Minnesota
April 8, 2003


     ----------------------------------------------------------------------

                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY
       In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many,
                to promptly complete, sign and mail your proxy, or to return it electronically at the website set up for this purpose.

     ----------------------------------------------------------------------

                             CYBEROPTICS CORPORATION
                             5900 Golden Hills Drive
                              Minneapolis, MN 55416


                                 PROXY STATEMENT


                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 ON MAY 16, 2003

         The accompanying proxy is solicited on behalf of the Board of Directors of CyberOptics Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held Friday, May 16, 2003, at 3:00 p.m. at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without cost to the Company, solicit proxies for the management of the Company by means of mail, telephone or personal calls.

         The only matters the Board of Directors knows will be presented are those stated in Proposals 1 and 2 of this Proxy Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1 AND 2. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.


                          VOTING RIGHTS AND PROCEDURES

         Shares of the Company's common stock, no par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the amendments to the Employee Stock Purchase Plan, and in the discretion of the proxies with respect to any other matters properly brought before the meeting. Shares voted as a "withhold vote for" one or more directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date. Only holders of record of Common Stock at the close of business on April 1, 2003, will be entitled to receive notice of and to vote at the meeting. On April 1, 2003, the Company had 8,190,416 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2002, is being furnished to each shareholder with this Proxy Statement. This Proxy Statement and a form of proxy are being mailed to shareholders on or about April 8, 2003.

                        PROPOSAL I-ELECTION OF DIRECTORS

NOMINEES

         Seven persons have been nominated for election at the Annual Meeting:
Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Erwin A. Kelen, Irene
M. Qualters, Steven M. Quist and Michael M. Selzer, Jr. Each nominee has served as a director of the Company for more than one year. The following information is furnished with respect to each nominee as of March 31, 2003:

                                                    PRINCIPAL OCCUPATION AND                                DIRECTOR
      NAME AND AGE                          BUSINESS EXPERIENCE FOR PAST FIVE YEARS                          SINCE
-------------------------- -------------------------------------------------------------------------- -----------------
Steven K. Case             Chairman of the Company since September 1995 and Chairman and Chief            January 1984
Age 54                     Executive Officer of Avanti Optics Corporation from May 2000 until
                           February 2003; President of the Company from 1984 until February 1998;
                           adjunct Professor of Electrical Engineering at the University of
                           Minnesota since 1978 and member of University Industry Advisory Board.

Kathleen P. Iverson        President and Chief Executive Officer of the Company since January 2003;          May 1998
Age 47                     President and Chief Operating Officer of the Company from January 2002 until January 2003; Vice President/General Manager, Complete Point
                           Solutions, of Rosemount, Inc., a subsidiary of Emerson Electric Co., from December 2000 to January 2002; Vice President/General Manager,
                           Worldwide Temperature, of Rosemount, Inc. from January 1996 to
                           December 2000.

Steven M. Quist            General Manager at the Company's Portland, Oregon facility since January         June 1991
Age 57                     2003. Chief Executive Officer from March 2000 until December 2002;
                           President of the Company from February 1998 until January 2002; President of Rosemount Inc., a subsidiary of Emerson Electric Co., and an employee of Rosemount, Inc. from 1970 until joining the Company; Director of
                           Rimage Corporation and Data I/O Corporation.

Alex B. Cimochowski +      President and owner of Four Peaks Technologies, Inc., a printing company,        May 1984
Age 63                     since November 1996; independent business consultant from September 1995 to November 1996; Chief Executive Officer of Delphax Systems from
                           November 1988 to September 1995.

Erwin A. Kelen *           President of Kelen Ventures since 1990; President of Datamyte Corporation,     February 1995
Age 67                     a subsidiary of Allen Bradley Co., from 1984 until 1990; Director of
                           Printronix, Inc., Insignia Systems, Inc. and Computer Network
                           Technologies, Inc.

Irene M. Qualters +        Vice President, Research Information Services, Merck & Company, Inc.             June 1999
Age 53                     since 1999; President of Cray Research, a subsidiary of Silicon Graphics,
                           Inc., and Senior Vice President of Silicon Graphics, Inc. from 1997 to
                           1998; Vice President of Silicon Graphics, Inc. from 1996 to 1997; Senior
                           Vice President of Cray Research from 1995 until its acquisition by
                           Silicon Graphics, Inc. in 1996.

Michael M. Selzer, Jr. *+  President, Chief Executive Officer and Director of Urologix, Inc., a             June 1999
Age 50                     medical device manufacturer, since January 1999; Vice President and
                           General Manager-Neurostimulation Business of Medtronic, Inc., a medical device manufacturer, from 1994 until December 1998. Director of
                           MedAmicus, Inc.

+  Member of Audit Committee
*  Member of Compensation Committee

         All nominees elected at the Annual Meeting will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The persons named in the accompanying proxy intend to vote the proxies held by them in favor of the nominees named above as directors, unless otherwise directed. Should any nominee for director become unavailable for any reason, the proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

COMPENSATION OF DIRECTORS

         Directors who are not also employees receive directors' fees of $1,000 per meeting attended, and $500 per meeting held by conference call. Until 1999, directors who were not also employees also received an option to purchase 18,000 shares vesting over a period of four years upon their initial election to the Board of Directors, or upon shareholder approval of the Stock Option Plan for Nonemployee Directors in 1993 and 1997, if they were directors on the dates of approval. Mr. Cimochowski and Mr. Quist each received options in 1993 and 1997, Mr. Kelen received options in 1995 and 1997, and Ms. Iverson received options in 1998 under this arrangement.

         In 1999, the Stock Option Plan for Nonemployee Directors was amended to provide for the grant to each nonemployee director of an option to purchase 4,500 shares, which are exercisable from the date of grant, at each annual meeting at which the director is elected or reelected, commencing with the annual meeting at which previous options are fully vested. Ms. Qualters and Mr. Selzer each received an option to purchase 4,500 shares under the amended plan in each of 1999, 2000, 2001 and 2002. Mr. Cimochowski and Mr. Kelen each received an option to purchase 4,500 shares under the amended plan in 2002.

COMMITTEES/MEETINGS

         Except for its Compensation Committee and Audit Committee, the Company does not have any standing committees, including any nominating committee, of the Board of Directors. The Audit Committee, which consists of Ms. Qualters, Mr. Cimochowski and Mr. Selzer, assists the Board of Directors in monitoring the financial statements of the Company and the Company's internal controls and retains, approves the compensation for and oversees the work of the Company's independent accountants in connection with their audit of the Company's financial statements. The Compensation Committee, which consists of Mr. Kelen and Mr. Selzer, administers the Company's stock benefit plans and determines compensation policy and levels for the Company's executive officers. During the fiscal year ended December 31, 2002, the Board of Directors of the Company met six times and acted four times by writing in lieu of meeting, the Compensation Committee met four times and acted once by action in lieu of meeting, and the Audit Committee met six times and acted three times through its designated chair. Every nominee for director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board Committees for which such nominee was a member.

EXECUTIVE OFFICERS

         In December 2002, Mr. Quist retired as the Company's Chief Executive Officer, and Ms. Iverson was named as his replacement. The current executive officers include Ms. Iverson, Dr. Case and Scott G. Larson, 42, who started as Controller with the Company in October 1995, was promoted to Director of Financial Reporting in February 2000, and was promoted to Vice President--Finance and Chief Financial Officer in August 2000. Mr. Larson was Controller of Medisys, Inc., a publicly traded medical device company, from 1991 until joining the Company.


                  PROPOSAL II--APPROVAL OF THE AMENDMENT TO THE
                   COMPANY'S 1992 EMPLOYEE STOCK PURCHASE PLAN

         As of March 21, 2003, the Company's Board of Directors adopted, subject to shareholder approval, an amendment (i) to increase the number of shares of Common Stock available for issuance under the CyberOptics Corporation 1992 Employee Stock Purchase Plan (the "Purchase Plan") by 100,000 shares and (ii) to extend the term of the Purchase Plan to the completion of the purchase period which ends on the first business day occurring on or after July 31, 2012. As of March 31, 2003, there were 171,849 shares remaining that could be issued under the Purchase Plan.

         The Purchase Plan provides an attractive means for employees to accumulate ownership in the Company as well as to assist the Company in attracting highly skilled and qualified individuals. Therefore, the Board of Directors believes that it is desirable to amend the Purchase Plan to continue its utility by increasing the number of shares of Common Stock authorized for issuance thereunder and to extend its term.

         The Purchase Plan was initially approved by the Company's shareholders in 1992 and is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Purchase Plan reserves shares of the Company's Common Stock for sale to participating employees at the lower of 85% of the fair market value of the Company's Common Stock on the first business day, or the last business day, of the applicable purchase period. Under the terms of the Purchase Plan, purchase periods begin on the first business day of August of each year and end on the last business day of July of the following year.

         Participating employees may direct the Company to make payroll deductions of between 1% and 10% of their compensation during a purchase period that will be applied to the purchase of shares under the Purchase Plan and may withdraw from the Purchase Plan at any time (although no employee may enroll again after a withdrawal until commencement of the next purchase period). No participant may purchase more than 10,000 shares or shares having a market value exceeding $25,000 under the Purchase Plan during any purchase period. If total purchases during a purchase period would result in the sale of more than 100,000 shares under the Purchase Plan, each participant is allocated a pro rata portion of the 100,000 shares that may be sold in the purchase period.

         Any employee of the Company or any of its subsidiaries (other than employees who have been employed by the Company or any of its subsidiaries fewer than six months or whose customary employment by the Company or any of its subsidiaries is less than 20 hours per week or six months per calendar year) is eligible to participate in the Purchase Plan, provided that no employee who holds more than 5% percent of the outstanding Common Stock may participate. As of March 31, 2003, approximately 150 employees were eligible to participate in the Purchase Plan.

         Upon a participant's termination of employment with the Company for any reason other than approved retirement or death, participation in the Purchase Plan will cease and the balance of the participant's share purchase account will be paid, in cash, to the participant within 30 days. Upon the death or approved retirement of a participant, no further contributions will be made to the participant's share purchase account and the balance in the account will either be used to purchase shares of Common Stock at the end of the current purchase period or be paid in cash if requested, provided that in the case of approved retirement, no purchase of Common Stock shall be allowed if the last day of the purchase period in which such retirement occurs is more than 3 months following the date of such retirement.

         The Purchase Plan may be amended by the Board of Directors at any time, except that the Board of Directors cannot, without shareholder approval, adopt any amendment that (i) would cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the Purchase Plan, (ii) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (iii) permits the issuance of Common Stock before payment in full.

         The Board of Directors adopted the amendments to the Purchase Plan in order to allow the Company to continue to provide a convenient and advantageous way for its employees to make systematic purchases of Common Stock and therefore to develop a stronger incentive to work for the continued success of the Company. The amendments to the Purchase Plan are being submitted to the shareholders for approval in order to comply with the requirements of the Internal Revenue Code of 1986, as amended.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR APPROVAL OF THE AMENDMENTS TO THE PURCHASE PLAN DESCRIBED ABOVE. THE BOARD RECOMMENDS A VOTE FOR AMENDING THE PURCHASE PLAN AS DESCRIBED ABOVE.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT OF THE BOARD OF DIRECTORS

         The Company's executive compensation policies are recommended and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of two independent, outside directors.

         The principal objective of the Company's compensation policy is to increase shareholder value by providing an incentive to officers and employees to maximize the Company's performance. Although the Compensation Committee normally reviews and resets base salary, annual incentive compensation and long-term equity incentives annually, because the Company's performance had declined significantly as a result of the depressed conditions in the electronics industry, and because Mr. Quist had announced plans to retire mid-year, the Compensation Committee did not increase salaries of its executives from 2001 to 2002. In fact, executive management accepted a 10% reduction in salaries to help reduce expenses in mid-2001 and agreed to continue the 10% salary reduction through November 2002. Other non-executive employees received a 5% salary reduction, but full salaries for other employees were reinstated before executives' salaries in July 2002.

         As a result, the base salary of Mr. Quist, as Chief Executive Officer of the Company, declined by 10% from 2001 to 2002. Further, in anticipation of his retirement and to further reduce expense, Mr. Quist accepted a 50% reduction in pay commencing in July 2002. Ms. Iverson, who started with the Company in January 2002 and became Chief Executive Officer in January 2003, negotiated her employment terms after the salary reduction had been implemented. The terms upon which the Company retained Ms. Iverson, including her $225,000 salary, a $38,500 hiring bonus and a $ 30,000 guaranteed bonus, reflect in part the desire to defer cash expense.

         Although the Company established an executive bonus program in early 2002 which would pay bonuses based on a matrix that was dependent on increases in revenue and in net income before income taxes, because revenue and net income declined, no bonuses based on performance were paid. Further, although some portion (30% for Mr. Quist) of executive bonuses was based on a sliding scale directly related to the percentage by which the year's revenue exceeded budget, revenue targets were not achieved in 2002 and no bonuses were paid (except the guaranteed bonus for Ms Iverson mentioned above).

         Although stock options have historically been used as long-term incentives, the Company used stock options during 2002 primarily as a retention mechanism for employees, including executives. In February 2002, the Company granted stock options to substantially all of its employees in recognition of the continuation of the salary reductions that they had accepted, but that they had expected would be lifted in early 2002. The size of these grants ranged from options to purchase 100 shares for non-technical employees to options to purchase 1500 shares for employees such as Mr. Quist. Ms. Iverson received, as a condition to her employment, options to purchase 50,000 shares, and as a condition to her promotion to chief executive officer, options to purchase an additional 35,000 shares. Further, the Company granted to Dr. Case and Mr. Larson, its Chairman and its Chief Financial Officer, additional options to purchase 75,000 shares and 25,000 shares, respectively, in May 2002 (immediately after the annual meeting) as incentives and to retain them during a period of increased responsibility and decreased pay and to replace options that had expired.

         The Compensation Committee believes that the compensation program for executive officers during the year 2002 achieved the principal objectives for which it was designed.


                                                          Erwin A. Kelen
                                                          Michael M. Selzer, Jr.

SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for the last three fiscal years awarded to or earned by Mr. Quist, the Chief Executive Officer of the Company during the year ended December 31, 2002, and the executive officers of the Company who received cash compensation from the Company during the year ended December 31, 2002 exceeding $100,000.

                                                                                LONG-TERM COMPENSATION
                                                                         -------------------------------------
                                         ANNUAL COMPENSATION                       AWARDS              PAYOUTS
                                 -----------------------------------     --------------------------    -------
                                                                         RESTRICTED      SECURITIES               ALL OTHER
 NAME AND PRINCIPAL                                     OTHER ANNUAL       STOCK         UNDERLYING     LTIP       COMPEN-
      POSITION           YEAR     SALARY      BONUS     COMPENSATION       AWARDS        OPTIONS(#)    PAYOUTS     SATION(1)
--------------------    ------   --------   ----------  ------------     ---------       ----------    -------    ----------
Kathleen P. Iverson      2002    $212,019   $68,500(3)        -              -              85,000        -         $3,037
   Chief Operating
   Officer,
   President  &
   Director (2)

Steven M. Quist          2002     164,539         -           -              -               1,500        -          8,618
   Chief Executive       2001     212,011         -           -              -              13,500        -         15,224
   Officer & Director    2000     214,134   143,225           -              -             -              -          4,922

William J. Farmer        2002     141,300         -           -              -              21,200        -          4,318
   Senior Vice           2001     145,282         -           -              -               3,200        -          4,506
   President
                         2000     134,189    68,800           -              -              22,500        -          6,837

Scott G. Larson          2002     119,000         -           -              -              26,000        -          3,632
   Vice President-
   Finance & Chief
   Financial Officer     2001     117,838         -           -              -               3,000        -          5,268
                         2000      94,366    26,886           -              -              10,000        -          2,865

---------------------
(1) Includes Company contributions for such officers to a 401K plan, and for some officers, travel bonus reimbursements, tax preparation reimbursements and Company contributions of commuting expenses.
(2)      Ms. Iverson began her employment with the Company in January 2002.
(3) Includes $38,500 hiring bonus and $30,000 guaranteed 2002 bonus paid in 2003.

LONG-TERM INCENTIVE PLAN AWARDS/EMPLOYMENT AGREEMENTS

         Other than its Restated Stock Option Plan and the 1998 Stock Incentive Plan, the Company does not maintain any long-term incentive plans. It does not have any employment agreements with any of the executive officers named in the Summary Compensation Table, except for a retirement agreement with Mr. Quist and a separation agreement with Mr. Farmer. In accordance with his retirement agreement, Mr. Quist served from July 2002 through December 2002 at an annual salary rate of $110,000. Mr. Quist also signed a consulting agreement under which he agreed to provide management consulting for up to twelve days during 2003 for fees of $2,000 per day. Although he originally intended to retire on December 31, 2002, in order to assist with management transitions at the Company's Portland, Oregon operations, Mr. Quist also agreed to serve on a part-time basis as manager of CyberOptics SemiConductor through December 31, 2003 at an annual salary of $80,000. As part of his retirement agreement, the Company accelerated the vesting for options held by Mr. Quist so that they were fully vested on December 31, 2002, and extended the deadline for exercising his options to December 31, 2004. Mr. Quist and his spouse also receive certain health insurance benefits under his retirement agreement. Under his separation agreement, Mr. Farmer continues as an employee through July 10, 2003, at full salary but he resigned as an officer and his duties were reduced as of September 30, 2002. The Company also accelerated the vesting of options held by Mr. Farmer so that they were fully vested on January 10, 2003, and extended the deadline for exercising his options to September 30, 2004.

STOCK OPTIONS

         The Company maintains a Restated Stock Option Plan, a 1998 Stock Incentive Plan and a Stock Option Plan for Nonemployee Directors. The Company may grant stock options to executive officers and other employees and consultants of the Company under the Restated Stock Option Plan and the 1998 Stock Incentive Plan. The following table sets forth information with respect to options granted to the executive officers listed in the Summary Compensation Table in 2002:

                              OPTION GRANTS IN 2002

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                      % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                                        OPTIONS                                    STOCK PRICE APPRECIATION FOR
                       OPTIONS        GRANTED TO       EXERCISE                             OPTION TERM(1)
                       GRANTED       EMPLOYEES IN       PRICE       EXPIRATION  ----------------------------------
  NAME                   (#)             2002           ($/SH)         DATE             5% ($)            10% ($)
-------------------- ------------ ------------------  ----------  ------------- ----------------     -------------
Ms. Iverson            50,000(2)          12.24%         $11.87       2/15/2012        $373,249          $945,886
                       35,000(2)           8.56%           4.30       9/13/2009          61,269           142,782
Mr. Quist               1,500(3)           0.46%          11.87      12/31/2004           2,681             5,613
Mr. Farmer              1,200(3)           0.37%          11.87       9/30/2004           1,946             4,049
                       20,000(2)           4.89%          11.71       9/30/2004          28,773            59,494
Mr. Larson              1,000(3)           0.24%          11.87       2/15/2007           3,279             7,247
                       25,000(2)           6.12%          11.71       5/17/2009         119,179           277,737

------------------
(1) Represents the realizable value from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.
(2) Options vest 25% per year commencing one year after grant and expire five, seven or ten years after the grant.
(3)      Options vest 50% on December 31, 2002 and 50% on December 31, 2003.

EQUITY COMPANSATION PLAN INFORMATION

         The following table sets forth information with respect to options exercised during 2002 and held by the executive officers listed in the Summary Compensation Table as of December 31, 2002:

              AGGREGATED OPTION EXERCISES IN 2002 AND OPTION VALUES AS OF DECEMBER 31, 2002

                      SHARES                          NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                     ACQUIRED        VALUE                UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
       NAME         ON EXERCISE     REALIZED               DECEMBER 31, 2002(1)               DECEMBER 31, 2002(2)
------------------- ------------ ---------------  -------------------------------------  ------------------------------
                                                     EXERCISABLE        UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------- ------------ ---------------  -------------------  ----------------  -------------  ---------------
Ms. Iverson                                             13,500             85,000             -            $16,100
Mr. Quist(3)                                           188,935                -               -               -
Mr. Farmer                                              19,175             33,350             -               -
Mr. Larson                                              10,000             33,500             -               -

-------------------
(1) All of such options are exercisable at a price equal to the fair market value of the Common Stock as reported on the Nasdaq National Market ("Nasdaq") on the date of grant.
(2) Represents the difference between the closing price of the Common Stock as reported on Nasdaq on December 31, 2002, and the exercise price of the options.
(3) In accordance with his retirement agreement, all of Mr. Quist's options became fully exercisable on December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth information with respect to securities authorized for issuance under the Company's equity compensation plans:

                                                                                                  (c)
                                               (a)                      (b)            NUMBER OF SECURITIES
                                       NUMBER OF SECURITIES       WEIGHTED-AVERAGE      REMAINING AVAILABLE FOR
                                        TO BE ISSUED UPON       EXERCISE PRICE OF       FUTURE ISSUANCE UNDER
                                           EXERCISE OF             OUTSTANDING         QUITY COMPENSATION PLANS
                                       OUTSTANDING OPTIONS,     OPTIONS, WARRANTS          (EXCLUDING THOSE
    PLAN CATEGORY                      WARRANTS AND RIGHTS          AND RIGHTS        EREFLECTED IN COLUMN (a))
----------------------------------     --------------------     -----------------     -------------------------
EQUITY COMPENSATION PLANS APPROVED
BY SECURITY HOLDERS

   Restated Stock Option Plan                  440,300                 $10.67                      40,753

   1998 Stock Incentive Plan                   793,176                  14.81                     290,502(1)

   Stock Option Plan for                       157,500                  10.90                      63,300
   Nonemployee Directors

   Employee Stock Purchase Plan                      -                      -                     171,849(2)

EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS

   Options issued to executives                220,435                  12.21                           -
   and certain other employees
   upon initial employment (3)

        TOTAL                                1,611,411                 $12.94                     566,404

------------------
(1) In addition to options, shares may be issued in restricted stock awards, performance awards and other stock-based awards.
(2) Shares are issued based on employees' elections to participate in the plan.
(3) Represent options received by executives and certain other employees upon their initial employment by the Company granted on the same terms as those options granted under equity compensation plans approved by security holders. None of these options qualify as incentive stock options.

                              CERTAIN TRANSACTIONS

         AVANTI OPTICS CORPORATION. On August 7, 2000, the Company entered into an organization agreement with Avanti Optics Corporation ("Avanti"), a newly formed entity for which Dr. Steven K. Case, the Chairman of the Company, served as Chairman and Chief Executive Officer, and for which Erwin A. Kelen, a director of the Company, served as a director. Avanti was formed to pursue the development of products for the photonics markets. Dr. Case and his family members acquired 13,500,000 shares, or approximately 65% of the outstanding shares, of Avanti for $1,350,000 cash. The Company acquired 3,833,250 shares, or approximately 12% of the outstanding shares, of Avanti for approximately $190,000 cash, the right to hire certain Company employees, title to equipment the Company had used in photonics research, a potential business agreement with a telecommunications company for a photonics inspection system, and a license to use certain intellectual property the Company had developed for the electronics markets. The Company also agreed to partially fund development of a photonics inspection system that Avanti was pursuing in return for rights to the technology that was developed. The Company provided Avanti with a total of $224,516 of funding under this arrangement in 2000, but terminated funding when the development effort was terminated.

         Between August 2000 and April 2002, Avanti completed a venture capital financing in which it sold preferred stock and completed several smaller sales of common stock, raising $3,400,000 to finance operations. The Company determined not to invest in these financings because it obtained no commercial advantage through the financings and because it had determined to focus its development efforts on its core business.

         In early 2002, Avanti again approached the Company for additional equity financing, which the Company refused. Nevertheless, after considerable negotiation, on April 30, 2002, the Company loaned an additional $1.5 million to Avanti under a convertible promissory note that was secured by all of Avanti's intellectual property and accompanied by warrants and exclusive rights to manufacture and distribute manual and semi-automated equipment that Avanti was developing. The note bore interest at 3% above the prime rate of interest and was repayable on April 30, 2003, or upon an earlier event of default. The loan and any accrued interest was to automatically convert to the type of equity shares Avanti issued at the closing of the next qualifying equity financing occurring on or before the maturity date of the loan at 80% of the price in that equity round, and if there was a change of control prior to conversion, the Company was entitled to receive twice the principal and interest then outstanding on the loan. In consideration of the loan, the Company also received a five-year warrant to purchase the number of shares of Avanti equity securities as was equal to $450,000 (30% warrant coverage) divided by the price per share in the next equity financing of Avanti. The exercise price of the warrant was equal to the price in such next equity financing. The loan was made in part to acquire the exclusive rights to manufacture and distribute manual and semi-automated equipment for the assembly of surface mountable optical components that were then under development by Avanti. The Board of the Company, with Dr. Case and Mr. Kelen not participating, concluded that there was substantial potential for these manual and semi-automated assembly machines and that the transaction was on as good, or better, terms as could be obtained from other companies in Avanti's industry.

         Although Avanti met its development objectives, primarily because of the dramatic disintegration of markets and financing for photonics equipment companies and equipment manufacturers, Avanti was unable to locate additional financing. By December 31, 2002, it had virtually depleted its funds, significantly curtailed operations and notified the Company that it was unlikely to be able to repay its obligations under the loan. In February 2003, Avanti completely ceased business operations. By settlement agreement dated February 14, 2003, the Company foreclosed on the intellectual property assets of Avanti, and accepted certain capital equipment and cash as partial payment for the interest accrued under its loan. Three of Avanti's employees, including Dr. Case, became full-time employees of the Company.

                               SHAREHOLDER RETURN

         The graph set forth below compares the cumulative total shareholder return on the common stock of the Company from January 1, 1998 through December 31, 2002 with the cumulative total return on a broad market index (the Nasdaq NMS Index) and a peer group index (the Nasdaq Computer and Data Processing Index). In each case, the cumulative return is calculated assuming an investment of $100 on January 1, 1998, and reinvestment of all dividends.

                              [PLOT POINTS CHART]

       Quarter                          Computer and Data
        Date             Nasdaq US         Processing         CyberOptics
     ----------         ----------         -----------        -----------
      1/01/1998         100.000000                 100                100
      3/31/1998         117.036858         162.3670452        118.6787104
      6/30/1998         120.253495         179.8463526        63.18322674
      9/30/1998         108.499248         168.7316384        44.50451638
     12/31/1998         140.989773         219.2297375        61.53491132
      3/31/1999         158.091462         264.4155699        57.14379904
      6/30/1999         172.765809         275.0099383        70.87756313
      9/30/1999         177.012652         286.3829939        70.60064614
     12/31/1999         261.483604         482.2831435        120.8742665
      3/31/2000         293.743383         476.3714558        186.5365596
      6/30/2000         255.450636         388.7237955         304.938353
      9/29/2000         235.087043         359.5611643        120.7424013
     12/29/2000         157.416870         221.9714101        111.6766664
      3/30/2001         117.482430         161.9299763        69.22924771
      6/29/2001         138.458470         210.8436603        80.43779258
      9/28/2001          96.076739          128.959664        58.02070284
     12/31/2001         318.235472         178.7411296        87.36071735
      3/28/2002         293.640957          164.927297        85.51460407
      6/28/2002         233.376682         131.0790764        63.22937957
      9/30/2002         180.635924         101.4565371        11.47227533
     12/31/2002         219.408960         123.2339218        31.39711215


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 2002. Except for Ms. Iverson, who filed a late form 4 reporting an option grant, and based upon information provided by officers and directors, all other officers, directors and 10% shareholders otherwise filed all reports on a timely basis in the 2002 fiscal year.

                               SHARES OUTSTANDING

         The following table sets forth information pertaining to the ownership of the Company's Common Stock by each person known by the Company to beneficially own 5% or more of the Company's Common Stock, by each director, by each officer named in the Summary Compensation Table, and by all officers and directors as a group as of March 4, 2003:

        NAME AND ADDRESS                 AMOUNT AND NATURE OF       PERCENT
       OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP(1)     OF CLASS
----------------------------------     -----------------------     --------

Third Avenue Management LLC
767 Third Avenue
New York, New York 10017-2023(2)              1,586,750             19.3%

Leroy C. Kopp and
Kopp Investment Advisors, Inc. and
Kopp Holding Company
7701 France Avenue South, Ste 500             1,476,926             17.9%
Edina, MN 55435(3)

Steven K. Case
5900 Golden Hills Drive
Minneapolis, MN 55416(4)                        570,000              6.8%

Alex B. Cimochowski 44,056*

William J. Farmer                                83,527              1.0%

Kathleen P. Iverson 28,605*

Erwin A. Kelen                                  106,500              1.3%

Irene M. Qualters 18,000*

Steven M. Quist                                 223,368              2.7%

Michael M. Selzer, Jr. 18,450*

Scott Larson                                     14,363               *

All executive officers and
directors as a group (9 persons)              1,105,869             12.5%

------------------------
*Less than 1%
(1) Includes 184,500 shares for Dr. Case, 40,500 shares for Mr. Cimochowski, 52,525 shares for Mr. Farmer, 26,000 shares for Ms. Iverson, 85,500 shares for Mr. Kelen, 18,000 shares for Ms. Qualters, 188,935 shares for Mr. Quist, 18,000 shares for Mr. Selzer, 11,500 shares for Mr. Larson, and 625,460 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of March 4, 2003.
(2) Based on Schedule 13G/A filed January 30, 2003. Includes 1,233,550 shares over which the holder has sole voting power.
(3) Based on Schedule 13G filed February 4, 2003. Includes 89,000 held by Leroy Kopp or family foundations or trusts he controls, 478,700 shares over which Kopp Investment Advisers, Inc. ("KIA") has sole voting power, 292,200 shares over which KIA has sole power of disposition and 1,095,725 shares over which KIA has shared power of disposition.
(4) Based on Schedule 13G/A filed February 12, 2003. Includes 184,500 shares issuable upon exercise of exercisable options.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Company's Board of Directors is composed of the following nonemployee directors: Alex B. Cimochowski (Chair), Irene M. Qualters and Michael M. Selzer, Jr. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors.

         The Audit Committee approves the retention of the Company's independent accountants. The independent accountants report directly to the Audit Committee, in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                                  Members of the Audit Committee

                                                  Michael M. Selzer, Jr.
                                                  Irene M. Qualters
                                                  Alex B. Cimochowski


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company has selected PricewaterhouseCoopers LLP as its independent accountants for its fiscal year ending December 31, 2003. Representatives of PricewaterhouseCoopers LLP, which has served as the Company's independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

         Audit fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for the fiscal year ended December 31, 2002 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled approximately $124,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         PricewaterhouseCoopers LLP did not provide services to the Company during the last fiscal year for the design and implementation of financial information systems and the Company paid no fees for such services.

ALL OTHER FEES

         Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services, consisting of tax-related services and services related to meeting statutory requirements in foreign jurisdictions, totaled approximately $343,000.

         The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP and has approved a specific amount of nonaudit services, consisting solely of tax-related and foreign statutory services, for the 2003 fiscal year.


        SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

         Any shareholder wishing to include a proposal in the Company's proxy solicitation materials for its next annual meeting of shareholders must submit such proposal for consideration in writing to the Secretary of the Company at its principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 10, 2003.

         Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting, or nominate the director, no later than December 10, 2003. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws.

         Management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) such proposal or nominee has been properly omitted from the Company's proxy materials under federal securities laws; (ii) notice of such proposal or nominee was not submitted to the Secretary of the Company at the address listed above by December 10, 2003; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's voting shares required to carry the proposal or elect the nominee.


                                     GENERAL

         The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.


                                                        BY ORDER OF THE BOARD OF
                                                        DIRECTORS

                                                        Thomas Martin
                                                        SECRETARY

Dated: April 8, 2003

                                 CYBEROPTICS(R)
                               MAKING LIGHT WORK

                            CYBEROPTICS CORPORATION
                        2003 ANNUAL SHAREHOLDERS MEETING

                                  MAY 16, 2003





--------------------------------------------------------------------------------



CYBEROPTICS(R)                                                             PROXY
--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned hereby appoints Kathleen P. Iverson and Scott G. Larson, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual meeting of Shareholders of CyberOptics Corporation, to be held on May 16, 2003, and any adjournments thereof, as specified below on the matters referred to, and, in the discretion, upon any other matters which may be brought before the meeting.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.






                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                             ------------------
                                                            |COMPANY #         |
                                                            |CONTROL #         |
                                                             ------------------
THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

* Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 15, 2003.

* You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

*    Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/cybe/ - QUICK *** EASY *** IMMEDIATE

* Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2003.

* You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to CyberOptics Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.


      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                             \ PLEASE DETACH HERE /

1. Election of    01 Steven K. Case         04 Kathleen P. Iverson    07 Michael M. Selzer, Jr.    [ ] Vote FOR      [ ] WITHHOLD
   directors:     02 Steven M. Quist        05 Erwin A. Kelen                                          all nominees      AUTHORITY
                  03 Alex B. Cimochowski    06 Irene M. Qualters                                       (except as        to vote for
                                                                                                       marked)           all nominee

                                                                                 --------------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR A SPECIFIC NOMINEE, WRITE      |                                                  |
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)              |                                                  |
                                                                                 --------------------------------------------------

                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.


2. To approve amendments to the 1992 Employee Stock Purchase Plan.              [ ] For             [ ] Against          [ ] Abstain


3. To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box  [ ]     Indicate changes below:                            Date ___________________________________

                                                                                 --------------------------------------------------
                                                                                |                                                  |
                                                                                |                                                  |
                                                                                |                                                  |
                                                                                 --------------------------------------------------
                                                                                Signature(s) in Box
                                                                                When shares are held by joint tenants, both should
                                                                                sign. When signing as attorney, executor,
                                                                                administrator, trustee or guardian, please give full
                                                                                title as such. If a corporation please sign in full
                                                                                corporate name by President or other authorized
                                                                                officer. If a partnership, please sign in
                                                                                partnership name by authorized person.